                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            SLM INTERNATIONAL, INC.

             ------------------------------------------------------
             Pursuant to Section 228 and Section 242 of the General
                    Corporation Law of the State of Delaware
             ------------------------------------------------------

     SLM International, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

     FIRST: Article FOURTH of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below.

     FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 16,000,000 shares, consisting of 15,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share, with such voting powers designations, preferences, rights qualifications, limitations, or restrictions on the Board of Directors shall specify. In accordance with this Section Fourth, the Board of Directors has designated such shares of Preferred Stock with the voting powers, preferences, rights, qualifications, limitations, and restrictions as set forth on Exhibit A hereto.

     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the general Corporation Law of the State of Delaware.

     THIRD: This Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

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
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 19e day of November, 1998.


                                SLM INTERNATIONAL, INC.


                                By: /s/ Russell J. David
                                   --------------------------------
                                   Name: Russell J. David
                                   Title: Chief Operating Officer and Secretary

                                                                       EXHIBIT A

                           CERTIFICATE OF DESIGNATION
                                       OF
                         13% PAY-IN-KIND PREFERRED STOCK
                                       OF
                             SLM INTERNATIONAL, INC.

             ------------------------------------------------------
                        PURSUANT TO SECTION 151(G) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
             ------------------------------------------------------


     The undersigned, Senior Vice-President, Finance of SLM International, Inc., a Delaware corporation (the "Company"), HEREBY CERTIFIES that the Board of Directors, in accordance with Article IV, Section B of the Company's Restated Certificate of Incorporation and Section 351(g) of the Delaware General Corporation Law (the "DGCL"), has authorized the creation of the series of preferred stock hereafter provided for and has established the dividend, redemption, conversion and voting rights thereof and has adopted the following resolution, creating the following new sales of the Company's Preferred Stock:

     BE IT RESOLVED, that pursuant to authority expressly granted to the Board of Directors by the provisions of Article IV, Section B of the Restated Certificate of Incorporation of the Company and Section 151(g) of the DGCL, there is hereby created and authorized the issuance of a new series of the Company's preferred stock, par value $.01 per share, with the following powers, designations, dividend rights, voting powers, rights on liquidation, conversion rights, redemption rights and with the qualifications, limitations or restrictions on the shares of such series (in addition to the powers, designations, preference and relative, participating optional or other special rights and the qualifications, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to each series of Preferred Stock) hereinafter set forth:

     1. DESIGNATION NUMBER OF SHARES. The designation of the preferred stock, par value $.01 per share of the Company created and authorized for issuance hereby shall be designated as "13% Pay-In-Kind Preferred Stock" (the "Preferred Stock"). The authorized number of shares of Preferred Stock shall be 100,000 shares which may from time to time be increased or decreased (but not below the number then outstanding).

     2. PRIORITY. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued rank (i) on a party with any other series of preferred stock established hereafter by the Board of Directors, the terms of which shall specifically provide that such series shall rank on parity whit the Preferred Stock with respect to dividend rights and rights on liquidation winding up or dissolution (all of such series of preferred stock to which the Preferred Stock ranks or a parity are at all times collectively referred to as "Parity Securities"), (ii) junior to any series of preferred stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank senior to the Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution (all of such series of preferred stock to which the Preferred Stock ranks junior are at times collectively referred to herein the "Senior Securities"), and (iii) senior to the Company's Common Stock, $.01 par value per share (the "Common Stock"), and, subject to clauses (i) and (ii) hereof, any other equity securities of the Company, with respect to dividend rights and rights on liquidation, winding up or dissolution (all of such equity securities of the Company to which the Preferred Stock ranks senior, including the Common Stock are at times collectively referred to herein as the "Junior Securities"). Notwithstanding the foregoing the COmpany shall not establish, create, authorize or issue any shares of Parity Securities (other than additional series of Preferred Stock) or Senior Securities without the prior written consent of a majority of the holders of the Preferred Stock.

3. DIVIDENDS. (a) Each holder of shares of Preferred Stock shall be entitled to receive, for each share of Preferred Stock registered in his her or its name on the stock transfer books of the Company, annual dividends at a rate equal to One Hundred Thirty and no/100 Dollars ($130) per annum per share of Preferred Stock (the "Dividend rate"). Dividends of Preferred Stock shall accrue on each share beginning on the date of issuance, shall be payable in equal semi-annual payments on each November 1 and May 1 (each, a "Dividend Payment Date") for the six (6) months or, in the case of the six month period in which such share is issued, portion of the six (6) months, then ended, and shall be cumulative and shall accrue, whether or not earned or declared, from and after the date of issuance of such share; accumulated and unpaid dividends shall compound semi-annually from the applicable Dividend Payment Date until paid at the Dividend Rate. All compounding or accruing of dividends shall be on the basis of a 360-day year of twelve 30-day months. Payment by the Company of dividends on the Preferred Stock shall be mandatory and the Board of Directors of the Company shall take all necessary action to cause the Company to promptly pay such dividends subject, in each case, to restrictions set forth in the Delaware General Corporation Law and clause (c) below. Dividends payable on the Preferred Stock may, at the Company's option, be paid either in cash or in fully-paid and not accessible shares of Preferred Stock. If the Company elects to pay dividends on the Preferred Stock in Preferred Stock each share of Preferred Stock issued in payment of such dividends shall be deemed to have a value equal to the then effective Liquidation Preference (as defined in Section
4) of the Preferred Stock. The Company warrants that all Preferred Stock issued in such manner will be duly authorized and issued and fully paid and non-assessable upon issue by the Company and free from any taxes that may be payable upon issuance of the Preferred Stock. Fractions of shares of Preferred Stock shall be issuable in connection with any such issuance of Preferred Stock are to be so issued, the Company shall issue and deliver to the holders of the shares of Preferred Stock to be so issued a certificate or certificates for the number of additional shares of Preferred Stock to be so issued. The issue of such certificates for Preferred Stock shall be made without charge to the recipient thereof. In the event that the Company does not have a sufficient number of shares of Preferred Stock authorized and on issued to effect the payment of such dividend by the issuance of additional shares of Preferred Stock, such dividend shall accumulate as provided above. Any payment made by the Company on the unpaid cumulative dividends, if less than the total amount of such dividends, shall be applied first to those dividends which have been accrued for the longest time. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

     (b) All dividends paid with respect to shares of the Preferred Stock pursuant to Section 3(a) shall be paid PRO RATA to the holders entitled thereto.

     (c) Notwithstanding anything contained herein to the contrary, no dividends on shares of Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of the Company's debt instruments and related agreements from time to time outstanding (the "Debt Instruments") specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would (or, with notice or lapse of time or both would) constitute a breach thereof or a default thereunder.

     (d) If at any time the Company shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Securities or any Parity Securities at the times such dividends are payable, unless otherwise provided in the terms of the Senior Securities or the Parity Securities, no dividend shall be declared by the Board of Directors or paid or set apart for payment by the Company on shares of Preferred Stock unless prior to or concurrently with such declaration payment, or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Securities and Parity Securities shall have been declared, paid or set apart for payment, without interest, PROVIDED HOWEVER, that in the event such failure to pay accrued dividends is which respect only to the outstanding shares of Preferred Stock and any outstanding shares of any Parity Securities, dividends may be declared paid or set apart for payment, without interest, PRO RATA on shares of Preferred Stock and shares of Parity Securities so that the amounts of any dividends declared, paid or set apart for payment (whether in cash or additional securities) on shares of Preferred Stock and shares of such other series of preferred stock shall in all cases bear to each other the same ration that at the time of such declaration, payment or setting apart for payment, the amounts of all accrued but unpaid dividends on shares of the Preferred Stock and shares of Parity Securities bear to each other. Any dividend not paid pursuant to
Section 3(a) hereof or this Section 3(b) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in Section 3(a) hereof, even if such dividend is not paid pursuant to Section 3(c).

     (e) Holders of shares of Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities. No dividend or other distribution shall be paid on or declared or set apart for payment on any shares of any Junior Securities as long as any dividends payable on the Preferred Stock are in arrears. The term "distribution" as used to this clause shall include the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Company, for cash or property.

     4. LIQUIDATION PREFERENCE.

     (a) In the event of any voluntary or involuntary liquidation dissolution or winding up of the affairs of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $1,000 for each share outstanding (and pro rata for fractional shares), plus an amount in cash equal to all accrued but unpaid dividends thereof to the data fixed for liquidation (the "Liquidation

Preference"), before any payment shall be made or any assets distributed in the holders of any of the Junior Securities; PROVIDED, HOWEVER, that the holders of outstanding shares of Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities shall have been paid in full. No full preferential payment on account of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary shall be made to the holders of any class of parity Securities unless there shall likewise be paid at the same time to holders of Preferred Stock the full amounts to which such holders are entitled with respect to such distribution. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Preferred Stock and outstanding shares of Parity Securities, then the holders of outstanding shares of Preferred Stock and outstanding shares of Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the full respective preferential amounts that would be payable on such shares of Preferred Stock and such shares of parity Securities if all amounts payable thereon were paid in full.

     (b) For the purposes of this Section 4, (x) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company or (y) the consolidation or merger of the Company with one or more other companies or entities shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     5. OPTIONAL REDEMPTION.

     (a) to the extend permitted by law and subject on the provisions of the Debt Instruments, the Preferred Stock shall be redeemable at any time after November 19, 2000, or from time to time thereafter, in whole at any time or in part from time to time, out of Legally Available Funds, at the option of the Company (a "Redemption Date") at the following redemption prices (expressed as a percentage of Liquidation Preference) if redeemed during the twelve-month period commencing on November 19 of the applicable year set forth below plus, an amount equal to all accumulated and unpaid dividends thereon:

     Year                        Percentage
     ----                        ----------
     2000                         106.500%
     2001                         104.333%
     2002                         102.166%
     2003 and thereafter          100.000%

Redemptions shall be made, upon giving notice as provided in Section 5 (b), hereof, as the redemption price set forth above for each share outstanding, plus an amount is cash equal to all accrued but unpaid dividends thereon to the Redemption Date. Immediately prior to authorizing or making any such redemption with respect to the Preferred Stock, and as a condition precedent to the Company so redeeming at its option, in whole or in part, shares of the Preferred Stock, the Company, by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the Preferred Stock payable on the Redemption Date in an amount equal to any accrued and unpaid dividends on the Preferred Stock as of such date and if the Company does not have sufficient Legally Available Funds to declare and pay all dividends accrued to the Redemption Date, any remaining accrued and unpaid dividends shall be added to the redemption price.

     (b) In the event the Company shall redeem shares of Preferred Stock pursuant to Section 5 (a) hereof, a notice of such redemption shall be given by first-class mail, postage prepaid, mailed prior to the Redemption Date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock books of the Company. Notice having been mailed as aforesaid, on and after the Redemption Date, unless the Company shall be in default in providing money for the payment of the redemption price (including an amount equal to any accrued and unpaid dividends up to and including the Redemption Date), (x) dividends on the shares of the Preferred Stock so called for redemption shall cease to accrue, (y) said shares shall be deemed no longer outstanding, and (z) all rights of the holders thereof is stockholders of the Company (except the right to receive from the Company the monies payable upon redemption, without interest thereon, upon surrender of the certificates evidencing such shares) shall cease.

     Upon surrender of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer if the Board of Directors shall so require), such shares shall be redeemed by the Company at the applicable redemption price aforesaid. If fewer than all the outstanding shares of Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares of Preferred Stock not previously called for redemption pro rata. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     (c) The election by the Company to redeem shares of Preferred Stock pursuant to Section 5(a) hereof shall become irrevocable only on the relevant Redemption Date.

     6. MANDATORY REDEMPTION

     (a) For purposes of this Section 6, the following terms have the following definitions:

     "Change of Control" means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of substantially all of the assets of the Company and its Subsidiaries; or (ii) a majority of the Board of Directors of the Company or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of the Company, as the case may be; or (iii) the acquisition by any Person or group of related Persons, other than the Permitted Holders, for purposes of Section 13
(d) of the Exchange Act, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of direction of the Company or of any direct or indirect holding company thereof.

     "Continuing Director" means, as of the date of determination, any person who (i) was a member of the Board of Directors of such person on the date hereof or (ii) was nominated for election or elected to the Board of Directors of such person with the affirmative vote of a majority of the Continuing Directors of such person who were members of such Board of Directors at the time of such nomination or election.

     "Investor" means Phoenix Home Life Manual Insurance Company or any transferee of any Securities held by it.

     "Make-Whole Amount" means an amount that would provide the Investor with the Minimum Return; PROVIDED that in no event shall the Make-Whole Amount exceed $812,500.

     "Mandatory Redemption Date" means November 19, 2000.

     "Maturity Date" means November 19, 2005.

     "Minimum Return" means an overall internal rate of return of 20%, compounded semi-annually, as of the Mandatory Redemption Date on all Securities taken as a whole. For purposes of determining the Minimum Return, the overall internal rate of return shall be computed on the basis of semi-annual compounding and measured from the Closing Date until the Mandatory Redemption Date and (a) the purchase price paid by the Investor on the Closing Date for the Warrants and Preferred Stock shall be treated as an outflow on the Closing Date, (b) any cash distributions received by the Investor with respect to Warrant Shares prior to the Mandatory Redemption Date shall be treated as inflows on the respective dates of such distribution, (c) any consideration received by the Investor prior to the Mandatory Redemption Date as a result of the sale of any Securities shall be treated as inflows on the respective dates of receipt of such consideration, (d) any cash dividend payments or other distributions on the Preferred Stock received by the Investor prior to the Mandatory Redemption Date shall be treated as inflows on the respective dates of payment, (e) any payments of principal of, or premium on, any Preferred Stock made by the Company prior to the Mandatory Redemption Date shall be treated as inflows on the respective dates of such payments, (f) all Preferred Stock held by the Investor on the Mandatory Redemption Date shall be treated as if they were redeemed on such date at par plus accrued but unpaid dividends, if any, and (g) all Warrant Shares held by the Investor on the Mandatory Redemption. Date shall be treated a if they were sold on such date at a purchase price per share calculated as follows: (1) if all of the consideration said in the transaction resulting in such Change of Control is cash, the price per share of Common Stock paid in such transaction and (2) if any of the consideration paid in the transaction resulting in such Change of Control is other than cash, the value per share of Common Stock of such consideration as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution; PROVIDED that, if the holder of any Securities transfers such Securities (or any transferee of any Securitiy transfers its Securities to a subsequent transferee), the Minimum Return applicable to such transferee shall be calculated based on all of the Securities held by such transferee on the date it became a transferee and all inflows and outflows described above attributable to the holder (and to any transferee who previously held such Securities) shall be included in the calculation of such transferee's Minimum Return, and PROVIDED FURTHER that any amounts paid by such transferee to the holder (or any prior transferee) in respect of such Securities shall be disregarded for purpose of the calculation of such transferee's Minimum Return.

     "Permitted Holders" means each of the holders of the Company's Common Stock on November 19, 1998.

     "Securities" means the Preferred Stock and any Warrants or shares of Common Stock into which such Warrants are exercisable.

     "Warrants" means the 159,127 warrants issued to the Investor concurrently with the issuance of the Preferred Stock.

     "Warrant Shares" means any shares of Common Stock into which any Warrants are exercisable.

     (b) MANDATORY REDEMPTION UPON A CHANGE OF CONTROL. If a Change of Control occurs on or prior to the Mandatory Redemption Date, the Company shall redeem the Preferred Stock at a price equal to the Liquidation Preferred per share together with all accrued and unpaid dividends thereon plus, if the investor has not received the Minimum Return, the Make-Whole Amount, as determined as of such Mandatory Redemption Date. The Make-Whole Amount shall be payable to, and share by, such holders notably in accordance with the number of shares of Preferred Stock held by the holders thereof as of the date of the then last payment in respect of such Preferred Stock. Payments to the holders of Preferred Stock shall be made as such holders may direct the Company, for time to time, in writing. This provision shall survive the issuance of the Preferred Stock and Warrants, or the exercise of any or all of the Warrants.

     (c) CHANGE OF CONTROL AFTER NOVEMBER 19, 2000. If a Change of Control occurs after November 19, 2000, then the holders of Preferred Stock will have the option to cause the Company to purchase all of such holder's Preferred Stock at a price equal to the Liquidation Preference per share together with all accrued and unpaid dividends thereon, in each case payable in cash. Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating: (i) that Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Preferred Stock at a purchase price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, (ii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iii) the procedures determined by the Company that a holder must follow in order to have its Preferred Stock purchased.

     (d) MANDATORY REDEMPTION ON THE MATURITY DATE. To the extent there are Legally Available Funds and subject to any applicable prohibitions or restrictions in any Debt Instruments, the Company shall redeem all of the then outstanding shares of the Preferred Stock on the Maturity Date, at a redemption price equal to the Liquidation Preference per share together with all accrued and unpaid dividends thereon, in each case payable in cash. The Company shall give at least thirty (30) days but not more than sixty (60) days prior written notice of mandatory redemption to each holder of Preferred Stock. In determining the ability of the Company to redeem the Preferred Stock holder the General Corporation Law of the State of Delaware the Company shall value its assets at the highest amount permissible under applicable law.

     (i) If on the Mandatory Redemption Date or Maturity Date sufficient funds are not legally available for the redemption of all the shares of Preferred Stock then outstanding or any prohibition or restriction in any Debt Instrument shall be effective to prohibit or limit such redemption, any and all such unredeemed shares shall be carried forward and redeemed, at such time and to the extent that funds of the Company are legally available therefor and are not otherwise prohibited or restricted by a Debt Instrument. The shares of Preferred Stock which have not been redeemed due to insufficient legally available funds or a prohibition or restriction in a Debt Instrument shall continue to be entitled to the dividend and other rights, preferences and privileges of the Preferred Stock until such shares have been redeemed and the redemption price thereof has been paid in cash. The holders of the Preferred Stock shall share ratably in any funds legally available for redemption of such shares, according to the respective amounts which would be payable with respect to the full amount of shares to be redeemed from them if all such shares to be so redeemed were redeemed is full.

     (ii) If and so long as the mandatory redemption obligations with respect to the Preferred Stock shall not be fully discharged, the Company shall not (i) declare or pay any dividend, whether in cash or other property, or make any distribution in cash or other property on, or, directly or indirectly, purchase, redeem or satisfy any sinking fund obligation in respect of any Junior Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities, or (ii) purchase or allow any corporation or other entity directly or indirectly controlled by the Company to purchase or otherwise acquire any Junior Securities. The term "distribution" as used in this clause shall include the transfer of cash or property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Company, for cash or property.

     7. VOTING RIGHTS. (a) Except as provided below and as otherwise required by law the holders of Preferred Stock shall have no voting rights.

     (b) If the Corporation fails to redeem the Preferred Stock on or before the Maturity Date and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from the holders of at least 50% of the shares of Preferred Stock then the number of directors constituting the board of directors of the Company will be adjusted to permit the holders of a majority of the then outstanding shares of Preferred Stock, voting together and as a class, to elect one director to the board of directors of the Company PROVIDED that in the event that the holders of Preferred Stock are entitled to elect a director pursuant to this Section 7(b), then the holders of Preferred Stock shall have the power to elect a number of directors so that at least 28% of the directors of the Company are elected by the holders of Preferred Stock at all times until the Preferred Stock is redeemed or otherwise discharged, at which time such rights shall terminate. Such voting rights will continue until such time as any failure, breach or default giving rise to such voting rights are remedied, cured or waived by the holders of at least a majority of the shares of Preferred Stock, then outstanding, at which time the term of any directors elected pursuant to the provisions of this Section shall terminate and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the holders of Preferred Stock pursuant to Section 7(b) hereof, or if vacancies shall exist in the offices of directors elected by the holders of Preferred Stock, a proper officer of the Corporation may, and upon the written request of the holders of record of at least fifty percent (50%) of the shares Preferred Stock, then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the holders of the Preferred Stock, for the purpose of electing directors which such holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or written twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the holders of record of at least fifty percent (50%) of the outstanding shares of Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designed upon the notice required for the annual meeting of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any holder of Preferred Stock so designated shall have, and the Company shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

     (c) At any meeting held for the purpose of electing directors at which the holders of Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of Preferred Stock, entitled to vote thereat shall be required to constitute a quorum of such Preferred Stock.

     (d) Any vacancy occurring in the office of a director elected by the holders of Preferred Stock, may be filled by the remaining director elected by the holders of Preferred Stock, unless and until such vacancy shall be filled by the holders of Preferred Stock.

     (e) In any case in which the holders of Preferred Stock shall be entitled to vote pursuant to this Section 7 or pursuant to Delaware law, each holder of Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Preferred Stock held.

     8. LIMITATION AND RIGHTS UPON INSOLVENCY. Notwithstanding any other provision of this Certificate of Designation, the Company shall not be required to pay any dividend on, or to pay any amount in respect of any redemption of, the Preferred Stock at a time when immediately after making such payment the Company is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Company to make any such payment shall not be extinguished in the even the foregoing limitation applies.

     9.UNDERTAKINGS. Without limiting the rights of the holders of the Preferred Stock to vote as a class as required by law, so long as any shares of Preferred Stock shall be outstanding the Company shall not, without first obtaining the affirmative vote or written consent of not less than a majority of such outstanding shares of Preferred Stock.

     (a) amend or repeal any provision of or add any provision to, the Company's Certificate of Incorporation or Bylaws which would materially adversely affect the rights of the holders of Preferred Stock; the foregoing notwithstanding the affirmative vote of the holders of all outstanding shares of Preferred Stock shall be necessary in order for the Company to effect any charge in (i) the date on which the Preferred Stock is to be redeemed and the redemption price in respect thereof, (ii) the amount payable to , or priority of, the holders of shares of Preferred Stock and (iii) the provisions of this Section 9;

     (b) issue any Senior Securities;

     (c) reclassify any Junior or Purity Securities into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock, or otherwise effect a capital reorganization of either the Company or any subsidiary of the company which would materially adversely affect the rights of the holders of Preferred Stock, and

     (d) apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any shares


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of Junior Securities other than redemptions or repurchases of stock options owned by management of the Company.

     10. LIMITATIONS UNDER THE DEBT INSTRUMENTS. Notwithstanding any other provision of this Certificate of Designation, the Company shall not be required to pay any dividend on, or to pay any amount in respect of any redemption of, the Preferred Stock if upon, or after, making such payment the Company would, or with the passage of time , or the giving of notice, or both, would be in default under the terms of the Debt Instruments, provided that the obligation of the Company to make any such payment shall not be extinguished in the event the foregoing limitation applies.

     11. SHARES TO BE RETIRED. Any share of Preferred Stock redeemed or otherwise acquired by the Company shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as Preferred Stock or shares of preferred stock of one or more other series.

     12. RECORD HOLDERS. The Company may deem and treat the record holder of any share of Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

     13. NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon, the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: if to the Company at 2 Place Alexis Nihon, 3500 boul. de Maisonneuve Ouest; Suite 800, Westmount (Quebec) H3Z 3C1; Attention: Senior Vice-President, Finance) or to an agent of the Company designated as permitted by the Certificate of Incorporation or, if to any holder of the Preferred Stock, to such holder at the address of such holder of the Preferred Stock as listed in the stock record books of the Company; or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given. "Business Day" shall mean the a date that is not a Saturday, Sunday or legal holiday or which banks in the State of New York are permitted to be closed.